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                                                                    EXHIBIT 99.1


FORE Systems Signs Agreement to Acquire Berkeley Networks

          Announces Plans to Introduce Industry-Leading Application Aware Network Technology and Expand Into New Markets

PITTSBURGH, Aug. 25 /PRNewswire/ -- FORE Systems, Inc. (Nasdaq: FORE - news), a global supplier of networking solutions based on an Intelligent
Infrastructure(TM), today announced that it has signed a definitive agreement to acquire all the outstanding equity of Milpitas, California-based Berkeley Networks, a privately-held developer of a new generation of Application Aware(TM) multi-Gigabit switching and routing solutions.

Berkeley Networks has been featured in several industry publications as one of the hottest private companies in the networking industry. They were recently acknowledged as the #1 communications equipment company in "1998's Hot 100 Private Companies" in the May edition of Upside magazine and they were featured as one of "The Top 25 Hot Startups" in Data Communications magazine in October of 1997. Berkeley Networks was also awarded the Grand Winner - Best of Show Award acknowledging the single most significant new product or service at the recent NetWorld+Interop trade show held in Las Vegas in May of 1998.

This acquisition brings together a common vision of Application Aware network solutions across both ATM and Ethernet technologies. Berkeley Networks' focus on the integration of network services via an industry standard Windows NT software platform complements FORE's Intelligent Infrastructure. Berkeley Networks' Application Aware technology enables the seamless integration of network powered applications with FORE's multi-service IP networks. This combination enables the integration and delivery of a wide range of new services in the areas of directory enabled networking, policy based network management, firewall switching, and high performance Gigabit Ethernet layer-3 and layer-4 switching solutions. With the introduction of these new products, FORE is well positioned to build on its success with large enterprise customers and expand into new markets, specifically medium sized businesses and IP service providers.

"The addition of Berkeley Networks to FORE Systems allows us to provide unique solutions that optimize the delivery, security, and predictability of business-critical applications," said Thomas J. Gill, president and CEO of FORE Systems. "FORE has developed a reputation for delivering scalable, reliable networking solutions across an Intelligent Infrastructure that easily accommodates network expansion. By adding the Berkeley Networks' technology to our product line, we can also offer each customer the most appropriate switching solution for their current needs, plus an easy migration path for the future."

The first product to market as a result of the acquisition is available for order immediately. ATM integration enhancements are planned for release in Q1CY99. In addition, FORE will provide integrated ForeView(R) Network Management Software in the first appropriate release of ForeView in 1999.



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Under this agreement, FORE will issue approximately 8,475,000 shares in exchange for the outstanding shares of Berkeley Networks and will also grant options to acquire approximately 607,000 shares to Berkeley Networks option holders. In addition, FORE will pay the equity holders of Berkeley Networks up to an additional $30 million in cash if certain product development and revenue milestones are achieved. Based on FORE's closing price on August 25, 1998, the combination will have a transaction value of approximately $250 million if those milestones are achieved.

Immediately following the closing, FORE plans to file a registration statement with the Securities and Exchange Commission covering the shares issued in the transaction. The acquisition will be accounted for as a purchase for financial reporting purposes, and FORE plans to take a one-time charge in its fiscal quarter ending September 30, 1998, in the range of $1.80 - $2.20 per share to cover a write-off of in-process R&D. FORE will also establish a restructure reserve of approximately $0.05 per share to cover certain costs related to the acquisition of Berkeley Networks.

This acquisition is subject to customary closing conditions, and is expected to close before the end of September, 1998. Berkeley Networks will become a wholly owned subsidiary of FORE Systems and their 70 employees will become part of FORE Systems' corporate organization. FORE currently employs 1,650 people around the world.

About Berkeley Networks

Founded in June, 1996, Berkeley Networks is a leading developer of multi-Gigabit Application Aware Routing Switches for use by Global 2000 enterprises and Internet service providers. Berkeley Networks' products are the first in the industry to support integrated directory enabled networking, policy management, line-rate firewall switching, and stateful application flow classification, based on its unique Integrated Network Services architecture. The company is headquartered in Milpitas, CA. For more information visit Berkeley Networks' Web site at www.berkeleynet.com.

About FORE Systems

FORE Systems is a leading global supplier of networking solutions based on an Intelligent Infrastructure designed to handle the networked applications of today and tomorrow.

FORE's Networks of Steel(TM) deliver the increased capacity, reduced complexity and unparalleled flexibility and scalability necessary to build networks that last. Thousands of enterprise and service provider customers worldwide have put FORE Systems' solutions at the heart of their networks.

For more information on FORE's Networks of Steel, call 888-404-0444 or visit the FORE Systems web site at www.fore.com.

This press release contains forward-looking statements with respect to products, marketing plans, future growth and other matters. These statements are subject to risks, including the risk that products will not be introduced on the scheduled release dates or at all and the risk that financial results will differ from those anticipated. In addition, please refer to the Annual Report on Form 10-K


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filed by FORE Systems with the Securities and Exchange Commission in June, 1998, for a discussion of risks that could cause actual results to differ materially from such statements.

All FORE Systems' editorial information and graphics can be found on NEWSdesk, the high-tech Internet Network at www.newsdesk.com.

FORE Systems and ForeView are registered trademarks of FORE Systems, Inc. Intellignt Infrastructure, Networks of Steel and Application Aware are trademarks of FORE Systems, Inc. All other brands or product names are trademarks of their respective holders.